Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Document Security Systems, Inc.:

●	Registration Statement (Form S-8 No. 333-190870)
●	Registration Statement (Form S-3 No. 333-230740)
●	Registration Statement (Form S-8 No. 333-235745)
●	Registration Statement (Form S-1 No. 333-236082)
●	Registration Statement (Form S-1 No. 333-238587)
●	Registration Statement (Form S-1 No. 333-249857)
●	Registration Statement (Form S-1 No. 333-252239)
●	Registration Statement (Form S-3 No. 333-252757)

of our report dated March 31, 2021 (except for Notes 7 and 18, as to which the date is May 24, 2021), relating to the consolidated financial statements of Document Security Systems, Inc. and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

May 24, 2021